PROSPECTUS	Pricing Supplement No.: 4421
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated August 18, 2006
Dated March 29, 2006	Registration Statement
No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES

(Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	August 18, 2006 / 11:25 a.m.
Settlement Date (Original Issue Date):	August 25, 2006
Maturity Date:	February 22, 2011
Principal Amount:	US$ 225,000,000.00
Price to Public (Issue Price):	103.018% (Plus accrued interest from and including February 22, 2006 to but excluding August 22, 2006)
Agents Commission:	0.25%
All-in Price:	102.768%
Accrued Interest:	US$ 114,843.75
Treasury Benchmark:	4.875% due July 31, 2011
Treasury Yield:	4.801%
Spread to Treasury Benchmark:	Plus 55.9 basis points
Re-Offer Yield:	5.36%
Net Proceeds to Issuer:	US$ 231,342,843.75 (which includes accrued interest)
Interest Payment Dates:	Semi-annually on each August 22nd and February 22nd of each year, commencing on February 22, 2007 and ending on the Maturity Date.

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Filed Pursuant to Rule 424(b)(3)
Dated August 18, 2006
Registration Statement No. 333-132807
No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1000 and in increments of $1000 thereafter
CUSIP: ISIN:	36962GWB6 US36962GWB66
Common Code:	012512759

Additional Terms:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Company's issues of US$750,000,000, US$350,000,000, and US$500,000,000 principal amount of 6.125% Notes due February 22, 2011 as described in the Issuer's Pricing Supplement number 3628 dated February 14, 2001, Issuer's Pricing Supplement number 3745 dated May 7, 2002, and the Issuer's Pricing Supplement number 3768 dated June 21, 2002 (which currently collectively form a single US $1,600,000,000 principal amount issue).

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the "Underwriter"), as principal, at the Issue Price of 103.018% of the aggregate principal amount less an underwriting discount equal to 0.25% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

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Filed Pursuant to Rule 424(b)(3)
Dated August 18, 2006
Registration Statement
No. 333-132807

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.